Balance Sheet

COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A.

CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of September 30, 2006)

ASSETS			2006	2005	LIABILITIES			2006	2005
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		10,260,452	8,984,683		Banks and financial institutions - short-term		0	0
	Time deposits		9,339,772	3,209,393		Banks and financial institutions - current maturities		2,598,492	18,522,592
	Marketable securities		16,191,313	42,891,665		Promisory Notes		11,876,498	35,722,938
	Trade receivables		177,131,605	165,646,389		Debentures		2,576,842	117,045,412
	Notes receivable		3,776,372	4,264,838		Current maturities of other long-term liabilities		14,941	22,249
	Sundry debtors		15,605,246	11,650,039		Dividends payable		1,539,324	2,229,445
	Due from related companies		17,062,605	14,987,294		Accounts payable		86,379,751	66,763,753
	Inventories		8,058,103	4,373,676		Notes payable		0	0
	Refundable taxes		3,712,368	5,590,631		Other creditors		20,267,450	41,884,524
	Prepaid expenses		2,038,321	3,314,805		Due to related companies		31,191,834	31,018,895
	Deferred taxes		12,725,628	12,971,877		Provisions		9,262,203	9,233,761
	Other current assets		11,781,766	28,060,033		Withholdings		15,847,109	10,155,613
						Income tax		0	0
						Unearned income		8,762,744	6,358,306
						Other current liabilities		1,420,103	3,185,263

		Total current assets	287,683,551	305,945,323			Total current liabilities	191,737,291	342,142,751

FIXED ASSETS					LONG-TERM LIABILITIES
	Land		27,915,058	27,971,737
	Construction and infrastructure works		796,478,290	794,598,779		Banks and financial institutions		333,931,088	323,246,847
	Machinery and equipment		2,758,723,152	2,725,755,432		Debentures		67,032,769	13,123,806
	Other fixed assets		298,904,660	256,790,814		Sundry creditors		24,406,914	18,989,675
	Technical revaluation		9,500,729	9,994,097		Provisions		35,286,751	36,110,711
	Less: accumulated depreciation		2,646,486,314	2,460,437,277		Deferred Taxes		54,128,114	60,227,573
		Fixed assets-net	1,245,035,575	1,354,673,582		Other long-term liabilities		3,842,586	4,213,579

							Total long term liabilities	518,628,222	455,912,191
					MINORITY INTEREST			1,203,293	1,576,126

OTHER ASSETS					EQUITY
	Investments in related companies		8,678,469	8,420,154		Paid-in capital		872,492,215	913,584,031
	Investments in other companies		4,195	4,195		Reserve		21,892,706	21,926,017
	Goodwill		17,034,945	19,321,734		Other reserves		-2,339,652	-1,625,547
	Long-term debtors		11,894,520	15,173,914		Retained earnings:		19,748,132	22,531,964
	Intangibles		52,396,398	48,685,840			Prior years	0	0
	Amortization (less)		16,566,153	10,449,392			(Losses) Income for the period	19,748,132	22,531,964
	Other long-term assets		17,200,707	14,272,183			Interim dividend (less)	0	0

		Total other assets	90,643,081	95,428,628			Total equity	911,793,401	956,416,465

TOTAL ASSETS			1,623,362,207	1,756,047,533	TOTAL LIABILITIES AND EQUITY			1,623,362,207	1,756,047,533

Última actualización 31/10/06
Por Telefónica CTC Chile